OPAL FUELS INC.
SHORT-TERM INCENTIVE PLAN

ARTICLE 1PLAN OBJECTIVES

Section 1.1Purpose. The purpose of the Plan is to achieve the following objectives: (i) recognize outstanding performers who have contributed significantly to the Company’s success and to the success of such performers’ respective business units, (ii) align corporate goals and strategy to executive compensation strategy, and (iii) provide a compensation environment which will attract, retain and motivate key employees of the Company and its Subsidiaries and Affiliates.
ARTICLE 2PLAN DURATION

Section 2.1Term. The Plan shall be effective as of the Plan Year commencing on the Effective Date and shall continue for subsequent Plan Years unless terminated by the Committee prior to the commencement of any subsequent Plan Year. A termination of the Plan shall be effective as of the last date of the full Plan Year prior to its termination.

ARTICLE 3DEFINITIONS

The following definitions shall apply for purposes of the Plan unless a different meaning is clearly indicated by the context:

Section 3.1“Affiliate” means any company or other entity that controls, is controlled by or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act of 1933, as amended, including any Subsidiary.

Section 3.2 “Award” means an award that is (a) described in section 5.1, and (b) calculated under section 7.1.

Section 3.3“Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award.

Section 3.4“Base Salary” means, for any Participant for a Plan Year, such Participant’s annual rate of base salary as of December 31 of the Plan Year (or, if earlier, the date of Participant’s termination in such Plan Year).

Section 3.5“Beneficial Owner” (or any variant thereof) has the meaning defined in Rule 13d-3 under the Exchange Act.

Section 3.6“Board” means the Board of Directors of the Company.

Section 3.7“Change in Control“ means the first to occur of any of the following events:

(a)any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person which were acquired directly from the Company or any Affiliate thereof) representing greater than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (c) below; or
(b)the date on which the individuals who constitute the Board as of the Effective Date and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended cease for any reason to constitute a majority of the number of directors serving on the Board; or
(c)there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary with any other corporation or other entity, other than (i) a merger or consolidation (A) which results in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by

SMRH:4887-3548-4749.3	-1-
030223		77SX-341285

remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary, fifty percent (50%) or more of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation and (B) following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger or consolidation is then a Subsidiary, the ultimate parent thereof, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its affiliates) representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; or
(d)the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than (A) a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company following the completion of such transaction in substantially the same proportions as their ownership of the Company immediately prior to such sale or (B) a sale or disposition of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof.

Notwithstanding the foregoing, (i) a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of common stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions and (ii) to the extent required to avoid accelerated taxation and/or tax penalties under Code Section 409A, a Change in Control shall be deemed to have occurred under the Plan with respect to any Award that constitutes deferred compensation under Code Section 409A only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Code Section 409A. For purposes of this definition of Change in Control, the term “Person” shall not include (i) the Company or any Subsidiary thereof, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary thereof, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares of the Company.

Section 3.8“Code” means the Internal Revenue Code of 1986, as amended, including the corresponding provisions of any succeeding law.

Section 3.9“Company” means OPAL FUELS INC., a corporation organized and existing under the laws of the State of Delaware, and any successor thereto. Where the context requires, “Company” shall also include all direct and indirect subsidiaries of the Company.

Section 3.10 “Corporate Performance Objectives“ means for any Plan Year one or more individual, divisional and/or corporate performance objectives selected and established by the Committee in accordance with the requirements of Article VI.

Section 3.11“Committee” means the Compensation Committee of the Company, or if no such committee exists, the Board.

Section 3.12 “Disability” has the meaning assigned to such term in any individual service, employment or severance agreement or Award Agreement with the Participant or, if no such agreement exists or if such agreement does not define “Disability,” then “Disability” means that a Participant, as determined by the Committee in its sole discretion, (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to

SMRH:4887-3548-4749.3	-2-
030223		77SX-341285

result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company or an Affiliate thereof.

Section 3.13 “Discharge for Cause “means termination of employment of a Participant due to (a) the conviction, guilty plea or plea of “no contest” by the Participant to any felony or a crime involving moral turpitude or the Participant’s commission of any other act or omission involving dishonesty or fraud; (b) the substantial and repeated failure of the Participant to perform duties of the office held by the Participant; (c) the Participant’s gross negligence, willful misconduct or breach of fiduciary duty with respect to the Company or any of its Subsidiaries or Affiliates; (d) any breach by Participant of any restrictive covenants to which the Participant is subject; and/or (e) the Participant’s engagement in any conduct which is reasonably expected to be materially detrimental or injurious to the business or reputation of the Company or its Affiliates. Any voluntary termination of employment by a Participant in anticipation of an involuntary termination of the Participant’s employment for Cause shall be deemed to be a termination for Cause. Notwithstanding the foregoing, with respect to any Participant who is a party to an employment agreement or offer letter with the Company or any of its Affiliates or an offer letter with the Company or any of its Affiliates which contains a definition of “cause” or a substantially similar term, “Discharge for Cause” shall mean a termination for “cause” as defined in such an agreement.

Section 3.14 “Effective Date “means January 1, 2023.

Section 3.15 “Employee” means any individual employed by the Company or an Affiliate as an employee, but does not mean an individual who renders service solely as a director or independent contractor.

Section 3.16“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

Section 3.17“Exchange Act” means the Securities Exchange Act of 1934, as amended.

Section 3.18“GAAP” means generally accepted accounting principles, as amended from time to time and applied in preparing the financial statements of the Company.

Section 3.19“Good Reason” has the meaning assigned to such term in any individual service, employment or severance agreement or Award Agreement with the Participant or, if no such agreement exists or if such agreement does not define “Good Reason,” “Good Reason” and any provision of this Plan that refers to “Good Reason” shall not be applicable to Participant.

Section 3.20“Participant” means an Employee who is selected by the Committee as eligible to participate in the Plan for a Plan Year.

Section 3.21“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof.

Section 3.22“Plan” means the Opal Fuels Inc. Short-Term Incentive Plan, as amended and in effect from time to time.

Section 3.23“Plan Year” means the calendar year.

Section 3.24“Subsidiary” means any corporation (other than the Company) or non-corporate entity with respect to which the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock, membership interests or other ownership interests of any class or kind ordinarily having the power to vote for the directors, managers or other voting members of the governing body of such corporation or non-corporate entity. In addition, any other entity may be designated by the Committee as a Subsidiary, provided that such entity could be considered as a subsidiary according to GAAP.

Section 3.25“Taxable Year” means the taxable year of the Company for federal income tax purposes.

SMRH:4887-3548-4749.3	-3-
030223		77SX-341285

ARTICLE 4ELIGIBILITY AND PARTICIPATION; TERMINATION OF PARTICIPATION; REPAYMENT

Section 4.1Eligibility. The Committee shall annually select the individual Employees, if any, eligible for participation in the Plan, who shall be employees of the Company and its Subsidiaries and Affiliates. Unless otherwise specifically provided in this Article 4 or in the Award Agreement, Participant must be employed in good standing on the payment date of applicable Award for any Plan Year to be eligible to receive payment hereunder with respect to such Award for such Plan Year.

Section 4.2Participation. An Employee who holds or assumes an eligible position shall be a Participant for a Plan Year only if selected by the Committee to participate in the Plan for the Plan Year.

Section 4.3Termination of Employment - Change in Control. Unless otherwise provided in the Plan, in the specific terms of an Award Agreement, or in the provisions of a written employment or change in control/retention agreement between the Company and the Participant, a Participant who terminates employment with the Company in connection with and/or within 24 months following the effective date of a Change in Control shall be eligible for a prorated Award for the Plan Year in which the Change in Control occurs, and for the full amount of such Award if such termination occurs after such Plan Year but before payment otherwise is due with respect thereto, provided that his/her termination was not (i) a Discharge for Cause or (ii) voluntary without Good Reason. If a prorated Award is paid out under this section 4.3, the amount of such Award shall be calculated and paid after the end of the Plan Year at the same time as other Awards for that Plan Year are paid, provided that, if such termination occurs after the Change in Control, in no event shall the amount of such Award prior to proration be less than the amount paid to such Participant under the Plan for the preceding Plan Year.

Section 4.4Other Terminations. Unless otherwise provided in the specific terms of an Award Agreement, or in the provisions of a written employment or change in control/retention agreement between the Company and the Participant, the Committee shall have the authority to determine whether a Participant who ceases employment prior to the end of a Plan Year, whether by reason of Death, Disability or otherwise, is eligible to receive a prorated Award for that Plan Year. In the event that the Committee determines that a Participant who otherwise ceases employment prior to the end of a Plan Year is eligible to receive a prorated Award for that Plan Year, the amount of such Award shall be calculated and paid after the end of the Plan Year at the same time as other Awards for that Plan Year are paid.

Section 4.5Prorated Awards. Prorated Awards shall be calculated by dividing the applicable annual Award by twelve (12) and multiplying the result by the number of months of the Participant’s service during the Plan Year, rounded up the next highest whole month if the Participant continued to provide services on the 15th (14th, in the case of February) day of the month of termination.

Section 4.6Repayment. Any Award granted pursuant to the Plan or payment with respect thereto shall be subject to the Company’s Clawback Policy.

ARTICLE 5AWARD OPPORTUNITY

Section 5.1Target Awards. For each Plan Year, the Committee shall establish a target Award opportunity for each Participant. The target Award opportunity for each Plan Year shall be a percentage of the Participant’s Base Salary for the Plan Year or a specific dollar amount that may be earned upon the achievement of prescribed performance objectives.

SMRH:4887-3548-4749.3	-4-
030223		77SX-341285

ARTICLE 6ESTABLISHMENT OF PERFORMANCE OBJECTIVES

Section 6.1Corporate Performance Objectives.

Not later than a date which is within the first ninety (90) days of each Plan Year, the Committee shall establish one or more specific Corporate Performance Objectives for such Plan Year, including target levels and, if deemed appropriate by the Committee, one or more threshold, above target or other enhanced or reduced achievement levels associated with each Corporate Performance Objective. If the Committee adds a Participant to the Plan for a Plan Year after initially establishing the award opportunities and Corporate Performance Objectives for the Plan Year, the Committee shall determine whether to establish Corporate Performance Objectives applicable to the new Participant or provide that the new Participant be eligible to participate on a pro-rata basis.

The Corporate Performance Objectives may be expressed on an absolute and/or relative basis, or a before- or after-tax basis, or a consolidated or business-unit basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company and/or the past or current performance of other companies and may include or exclude any or all extraordinary, non-core, non-operating or non-recurring items, or such other items as the Committee may determine.

Section 6.2Award Matrix, Formula or Methodology. The Committee shall assign a percentage weight to each Corporate Performance Objective established by the Committee for each Plan Year. The weight assigned to any Corporate Performance Objectives which are not established in any Plan Year shall be zero, and the aggregate weight assigned to all Corporate Performance Objectives established by the Committee for any Plan Year shall equal one hundred percent (100%). The Committee may assign different weightings to Corporate Performance Objectives for each Participant or for classes of Participants. The Committee shall establish a matrix, formula or other methodology which shall set forth or otherwise define the relationship between the Corporate Performance Objectives, the target and other applicable performance levels with respect thereto, the weighting of such Corporate Performance Objectives, if any, and the corresponding award opportunity for each Participant.

Section 6.3Adjustments. Under normal business conditions, once established for a Plan Year as provided herein, Corporate Performance Objectives shall not be subject to revision or alteration. However, unusual conditions may warrant a reexamination of such criteria. Such conditions may include, but not be limited to, a Change in Control, declaration and distribution of stock dividends or stock splits, mergers, consolidation or reorganizations, acquisitions or dispositions of material business units, pandemics or other unforeseeable Acts of God, or infrequently occurring or extraordinary gains or losses. In the event the Committee determines that, upon reexamination, alteration of the Corporate Performance Objectives is appropriate, the Committee shall reestablish the Corporate Performance Objectives to maintain as closely as possible the previously established expected level of overall performance of the Participants, taken as a whole, as is practicable. Such other equitable adjustments shall be made to the Corporate Performance Objectives, as determined by the Committee in its sole discretion.

Section 6.4Other Discretionary Adjustments. The Committee may, in its sole and absolute discretion, determine to adjust (whether increase or decrease) the amount of an Award computed by applying the award matrix, formula or methodology contemplated by Section 6.2 for any or all Participants if it determines that prevailing circumstances (including, but not limited to, the subjective appraisal of the Participant’s performance for the Plan Year) so warrant. Notwithstanding the foregoing, no such adjustments may be made with respect to any Plan Year in which a Change in Control occurs or any Plan Year prior thereto, if such adjustments would have a materially negative effect on a Participant.

ARTICLE 7DETERMINATION AND PAYMENT OF AWARDS

Section 7.1 Certification of Corporate Performance Objectives. As promptly as practicable, but in any event within sixty (60) days after the end of each Plan Year, the Committee shall certify the performance of the Company relative to the Corporate Performance Objective or Objectives established for Participants. Each Participant’s Award shall be determined by multiplying either (i) the Participant’s Base Salary for the Plan Year multiplied by such Participant’s target Award opportunity established as a percentage of the Participant’s Base Salary for the Plan Year pursuant to section 5.1 or (ii) the specific dollar amount established as the Participant’s target Award opportunity pursuant to section 5.1, by the percentage or ordinal “score” determined by applying the matrix, formula or methodology established pursuant to sections 6.2 and 6.3, as adjusted, if applicable, to take into account such subjective and objective factors as the Committee deems appropriate, including, but not limited to, the extent to which

SMRH:4887-3548-4749.3	-5-
030223		77SX-341285

Participant’s overall individual performance met expectations. Awards under the Plan shall be paid no later than March 31 of the year immediately following the Plan Year.

Section 7.2Form of Award Payment. Unless the Committee otherwise determines, Awards shall be payable in cash.

Section 7.3Deferral of Awards. In lieu of receiving a cash payment in respect of Awards payable under the Plan, Participants may elect to defer Awards pursuant to the terms of a deferred compensation plan, as may then be adopted and in effect; provided, however, that notwithstanding the foregoing, the Company shall not be obligated and the foregoing shall not be construed as obligating the Company, to adopt any such deferred compensation plan or maintain such deferred compensation plan.

ARTICLE 8ADMINISTRATION

Section 8.1Committee. The Plan shall be administered by the Committee.

Section 8.2Committee Action. The Committee shall hold such meetings, and may make such administrative rules and regulations, as it may deem proper. A majority of the members of the Committee shall constitute a quorum, and the action of a majority of the members of the Committee present at a meeting at which a quorum is present, as well as actions taken pursuant to the unanimous written consent of all of the members of the Committee without holding a meeting, shall be deemed to be actions of the Committee. All actions of the Committee shall be final and conclusive and shall be binding upon the Company and all other interested parties. Any person dealing with the Committee shall be fully protected in relying upon any written notice, instruction, direction or other communication signed by the Secretary of the Committee, by two (2) members of the Committee or by a representative of the Committee authorized to sign the same in its behalf.

Section 8.3Committee Responsibilities. Subject to the terms and conditions of the Plan and such limitations as may be imposed by the Board, the Committee shall have plenary authority and responsibility for the management and administration of the Plan and shall have such authority as shall be necessary or appropriate in order to carry out its responsibilities, including, without limitation, the authority:

(a) to interpret and construe the Plan, and to determine all questions that may arise under the Plan as to eligibility for participation in the Plan;

(b)to adopt rules and regulations for the operation and administration of the Plan; and

(c)to take any other action not inconsistent with the provisions of the Plan that it may deem necessary or appropriate.

The Committee may delegate to one or more of its members or to one or more executive officers of the Company the authority to take any action or exercise any discretion required or permitted to be taken or exercised by the Committee with respect to any Employee or Participant other than the Company’s Chief Executive Officer or any Section 162(m) Covered Employee (as defined in 26 U.S.C. §162(m)(3)). Action taken or discretion exercised pursuant to such delegated authority shall be reported to the Committee. To the extent of any such delegation, references in the Plan or any instrument issued in relation to the Plan to the Committee shall be deemed to be references to the Committee’s delegate.

ARTICLE 9AMENDMENT AND TERMINATION

Section 9.1Amendment. The Board may amend or revise the Plan in whole or in part at any time; provided, however, that no such amendment or revision may have a materially negative effect on any Awards with respect to the then-current Plan Year or any prior Plan Year.

Section 9.2Termination. The Board may suspend or terminate the Plan in whole or in part at any time by giving written notice of such suspension or termination to the Committee; provided, however, that no such termination may have a materially negative effect on any Awards with respect to the then-current Plan Year or any prior Plan Year.

ARTICLE 10MISCELLANEOUS

SMRH:4887-3548-4749.3	-6-
030223		77SX-341285

Section 10.1No Right to Continued Employment. Neither the establishment of the Plan nor any provisions of the Plan nor any action of the Board or the Committee with respect to the Plan shall be held or construed to confer upon any Participant any right to continuation of his or her position as an Employee. The Company and any Affiliate thereof reserve the right to dismiss any Participant or otherwise deal with any Participant to the same extent as though the Plan had not been adopted.

Section 10.2Non-Alienation of Benefits. Except as may otherwise be required by law, no distribution or payment under the Plan to any Participant, former Participant or beneficiary shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary or involuntary, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void; nor shall any such distribution or payment be in any way liable for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to such distribution or payment.    If any Participant, former Participant or beneficiary is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any such distribution or payment, voluntarily or involuntarily, the Committee, in its sole and absolute discretion, may cancel such distribution or payment or may hold or cause to be held or applied to such distribution or payment, or any part thereof, to or for the benefit of such Participant, former Participant or beneficiary, in such manner as the Committee shall direct; provided, however, that no such action by the Committee shall cause the acceleration or deferral of any benefit payments from the date on which such payments are scheduled to be made.

Section 10.3Appendices and Conflicts. Corporate Performance Objectives for Plan Year may be appended to this Plan as an Appendix. Capitalized terms used in such Appendix shall have the meaning ascribed to such terms as set forth herein. In the event of any conflict between the terms of any Appendix or any Award Agreement and the Plan, the terms of the Plan shall govern.

Section 10.4Status of Plan Under ERISA. The Plan is intended to be a non-qualified incentive compensation program that is exempt from the regulatory requirements of ERISA. The Plan is not intended to comply with the requirements of section 401(a) of the Code or to be subject to Parts 2, 3 and 4 of Title I of ERISA. The Plan shall be administered and construed so as to effectuate this intent.

Section 10.5Construction and Language. Wherever appropriate in the Plan, words used in the singular may be read in the plural, words used in the plural may be read in the singular, and the masculine gender may be read as referring equally to the feminine gender or the neuter.

Section 10.6Governing Law. The Plan shall be construed, administered and enforced according to the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof, except to the extent that such laws are preempted by federal law. The federal and state courts having jurisdiction in Delaware shall have exclusive jurisdiction over any claim, action, complaint or lawsuit brought under the terms of the Plan or in any way relating to the rights or obligations of any person under the Plan, or the acts or omissions of the Company, the Board, the Committee or any duly authorized person acting in their behalf in relation to the Plan. By participating in the Plan, the Participant, for himself and any other person claiming any rights under the Plan through him, agrees to submit himself, and any such legal action described herein that he shall bring, to the exclusive jurisdiction of such courts for the adjudication and resolution of such disputes.

Section 10.7Headings. The headings of Articles and sections are included solely for convenience of reference. If there is any conflict between such headings and the text of the Plan, the text shall control.

Section 10.8Withholding. Payments from the Plan shall be subject to all applicable federal, state and local withholding taxes.

Section 10.9Notices. Any communication required or permitted to be given under the Plan, including any notice, direction, designation, comment, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below, or at such other address as one such party may by written notice specify to the other party: (a) if to the Committee: Opal Fuels Inc., One North Lexington Avenue, Suite 1450, White Plains, New York 10601, Attention: [___]1; and (b) if to a Participant: to the Participant’s address as shown in the Company’s records.

1 NOTE: To insert name of applicable notice party.

SMRH:4887-3548-4749.3	-7-
030223		77SX-341285

Section 10.10Severability. A determination that any provision of the Plan is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

Section 10.11Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions of the Plan shall not be deemed a waiver of such term, covenant or condition. A waiver of any provision of the Plan must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

Section 10.12Successors and Assigns. The provisions of the Plan will inure to the benefit of and be binding upon the Participants and their respective legal representatives and testate or intestate distributees, and the Company and its respective successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Company may be sold or otherwise transferred.

Section 10.13Compliance with Section 409A of the Code. The Plan and the Awards made hereunder are intended to be exempt from Section 409A of the Code and the regulations thereunder as “short-term deferrals.” To the extent that the Plan is construed to be a non-qualified deferred compensation plan described in Section 409A of the Code, the Plan and any grant instruments shall be operated, administered and construed so as to comply with the requirements of Section 409A of the Code. The Plan and any Award Agreements shall be subject to amendment, with or without advance notice to Participants and other interested parties, and on a prospective or retroactive basis, including, but not limited to, amendment in a manner that adversely affects the rights of Participants and other interested parties, to the extent necessary to effect compliance with Section 409A of the Code. Notwithstanding anything contained herein to the contrary, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have separated from service with the Company for purposes of this Plan or Awards and no payment shall be due to the Grantee under this Plan on account of a separation from service until the Grantee would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Notwithstanding anything to the contrary in this Plan or Award Agreements, to the extent that any amounts are payable upon a separation from service and such payment would result in accelerated taxation and/or tax penalties under Section 409A of the Code, such payment, under this Plan or any other agreement of the Company, shall be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier). The Company makes no representation that any or all of the payments described in this Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code. For purposes of Section 409A of the Code, a right receive any installment payments pursuant to this Plan or Awards shall be treated as a right to receive a series of separate and distinct payments.

Section 10.14Clawback. Notwithstanding any other provisions in this Plan, any Award or any other compensation received by a Participant which is subject to recovery under any applicable law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such applicable law, government regulation or stock exchange listing requirement), will be subject to such deductions and clawback as may be required to be made pursuant to such applicable law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement on or following the Effective Date).

SMRH:4887-3548-4749.3	-8-
030223		77SX-341285